Somnigroup International Announces New President of Leggett & Platt

DALLAS, TX, August 26, 2026 – Somnigroup International Inc. (NYSE: SGI, “Company” or “Somnigroup”) today announced that Tyson Hagale has been appointed as President of Leggett & Platt, effective immediately. Mr. Hagale will report to Karl Glassman, Chief Executive Officer of Leggett & Platt. Mr. Hagale will have oversight responsibility for all of Leggett & Platt.

“I am delighted that Tyson has been elevated to this new role at the company,” stated Mr. Glassman. “Over the course of his 25-year career at Leggett & Platt, Tyson has attained broad experience across multiple facets of our business, including mergers and acquisitions, strategic planning, and operational leadership. During the last five years while serving as President of our Bedding Products segment, he played an instrumental role in executing a major restructuring to improve profitability in the face of industry headwinds. Tyson is well-suited to help me lead Leggett & Platt as we embark on this exciting new chapter as part of the Somnigroup family.”

“Naming Tyson as President of Leggett & Platt is reflective of Somnigroup’s deep respect for the legacy Leggett & Platt management team in general and Tyson’s accomplishments specifically,” commented Scott Thompson, Chairman and CEO of Somnigroup. “The Somnigroup team and I have worked with Tyson for many years. He is well-respected in the bedding industry and, importantly, understands the Leggett & Platt business beyond bedding. His commitment to the core values that have guided Leggett & Platt for over 100 years will ensure the continued success of the company under his enhanced leadership role.”

Mr. Hagale will be based out of Leggett & Platt's office in Carthage, Missouri.

About Somnigroup

Somnigroup (NYSE: SGI) is the world’s largest bedding company, dedicated to transforming how the world sleeps. With superior capabilities in design, component and finished goods manufacturing, distribution and retail, we deliver breakthrough sleep solutions and serve the evolving needs of consumers in more than 100 countries worldwide through our fully-owned businesses, Tempur Sealy, Mattress Firm, Leggett & Platt, and Dreams. Our portfolio includes the most highly recognized brands in the industry, including Tempur-Pedic®, Sealy®, Stearns & Foster®, and Sleepy’s®, enhanced by Leggett & Platt’s diversified component engineering expertise. Our global omni-channel platform enables us to meet consumers wherever they shop, offering a personal connection and innovation to provide a unique retail experience and tailored solutions.

Somnigroup Investor Relations Contact

Lauren Avritt
Investor Relations
Somnigroup International Inc.
Investor.relations@somnigroup.com